Exhibit 99.1

NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS FOURTH QUARTER AND
FISCAL YEAR-END FINANCIAL RESULTS

Olathe, Kansas (July 28, 2010) - Elecsys Corporation (NASDAQ: ESYS), a developer and manufacturer of machine to machine (M2M) data acquisition, telemetry, and analysis systems, and custom electronic assemblies and displays, for critical industries where high quality, reliability, and innovation are paramount, today announced its financial results for the fourth quarter and fiscal year ended April 30, 2010.

Sales for the quarter were $4,667,000, an increase of $584,000, or 14%, from the comparable period of fiscal 2009.  The increase in sales from the prior year quarter resulted from increases in bookings during the second half of the fiscal year. This contrasted with the decreases in bookings and sales the Company experienced at the end of fiscal 2009 related to worsening global economic conditions.  For fiscal 2010, sales were $17,028,000, a decrease of $4,854,000, or 22%, from the fiscal year ended April 30, 2009.  The decrease was primarily linked to the overall economic slowdown that affected orders from existing customers and delayed bookings from developing customers in late fiscal 2009 and early fiscal 2010. The largest impact of this trend was evident on Company sales during the first six months of the fiscal year.

For the Company’s EDMS segment, sales in fiscal 2010 were approximately $9,862,000, a decrease of 15% from $11,594,000 in the prior year.  Sales of proprietary products were $7,062,000 for fiscal 2010, a 31% decrease from sales of $10,215,000 in fiscal 2009.  Sales of the Company’s Pipeline Watchdog remote monitoring equipment and related services increased $327,000, or 9%, from the 2009 fiscal year due to increased customer demand, new product introductions, and expansion into additional international markets.  Sales of Radix brand rugged handheld computer hardware and related services declined 58% from the record deliveries in fiscal 2009.  This year to year decrease was primarily driven by the impact of the sluggish worldwide economy and the shipment of a specific $2.6 million order that was delivered in the prior fiscal year.  The Company completed the development of its new Model FW950 handheld computer during the second fiscal quarter and began delivering these new units to customers over the past several months.  Sales for eXtremeTAG products have totaled approximately $121,000 since the acquisition of the product line in June 2009.  Miscellaneous revenues, consisting of service and repair, technical consulting fees, engineering services, and freight billings, were $707,000 for fiscal 2010.

Total consolidated backlog at April 30, 2010, consisting of both EDMS and proprietary product orders, was approximately $6,042,000, an increase of $2,975,000, or 97%, from a total backlog of $3,067,000 on April 30, 2009.  Backlog also increased approximately $2,049,000, or 51%, from the total backlog of $3,993,000 on January 31, 2010.  The increase in the backlog is a direct result of increased orders from both established and new customers for our custom electronic design and manufacturing services as well as increasing orders for our proprietary products.

Gross margin was approximately 28% of sales, or $1,314,000, for the fourth quarter ended April 30, 2010 as compared to 36% of sales, or $1,470,000, for the fourth quarter ended April 30, 2009. For fiscal 2010, gross margin decreased to 31%, or $5,196,000, from 38%, or $8,231,000, for the 2009 fiscal year.  The decrease in gross margin is attributable to lower sales volumes and the resulting decrease in production efficiency and the specific mix of products shipped.

For the fourth quarter, operating income was $44,000 compared to $71,000 for the same quarter during the prior year. For the fiscal year ended April 30, 2010, operating loss was $817,000 compared to the operating income of $1,465,000 reported in fiscal 2009.

Net loss for the quarter ended April 30, 2010 was $20,000, or $0.00 per diluted share. During the prior year period, net loss was $70,000, or $0.02 per diluted share. For the fiscal year ended April 30, 2010, net loss was $674,000, or $0.19 per fully diluted share, as compared to net income of $677,000, or $0.20 per fully diluted share for the previous fiscal year.

Karl Gemperli, Elecsys president and chief executive officer, commented, “We experienced many challenges generated by the poor global economic conditions during this past year and significant weakness in the industrial markets containing much of our customer base contributed to our disappointing financial results.  However, we are pleased to report improving revenues and bottom line results during the second half of the year and remain optimistic about the future driven by dramatic improvements in our bookings and backlog of customer orders as well as continuing sales growth of our M2M communication technologies.  Recognizing the harsh economic reality during the year, we took targeted measures to control costs and reduce operating expenses while still making substantial investments in new product and market development that are vital to our long term growth.  We have been driving the transformation of Elecsys into a global technology solutions provider by continuing to expand beyond our core electronic design and manufacturing business and making investments to advance our specialized proprietary products and technology.”

Gemperli continued, “We believe that our product development and acquisition initiatives have created a market leading suite of dependable wireless monitoring, telemetry, and data communication solutions that expand opportunities for growth in the rapidly growing industries we are targeting.  In addition to unveiling multiple internally developed new products during this past year, we acquired the patented eXtremeTAG rugged RFID technology and the innovative SensorCast RBX communication technology in order to broaden our offering of M2M solutions and open up additional sectors of the energy exploration, production, transmission, and distribution markets.  Most recently, we acquired the technology license for the Director series of remote telemetry network gateways to enter the market for field data acquisition and SCADA communication solutions.  In conjunction with these product expansion efforts, we believe that the international sales and marketing initiatives undertaken during the year will yield increased business in key developing regions of the world over the coming quarters.  Although global market and economic uncertainties still abound, based on orders in backlog, expected sales, and new business opportunities, we are optimistic and foresee continuing positive trends in both revenues and earnings in fiscal 2011 and beyond.”

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions and custom electronic equipment and displays for critical industrial applications worldwide.  Elecsys proprietary equipment and services encompass rugged remote monitoring, wireless communication, mobile computing, and radio frequency identification (RFID) technologies that are deployed wherever high quality and reliability are essential.  Elecsys also provides integrated displays and custom electronic assemblies to numerous industries worldwide.  Its primary markets include energy production and distribution, agriculture, natural resource management, aerospace, safety and security systems, and transportation.  Elecsys develops, markets, and supports proprietary technology and products under the Pipeline Watchdog, Radix, eXtremeTAG, Director, and DCI brand names.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2010. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

#  #  #

Investor Relations Contact:	Todd A. Daniels
Elecsys Corporation
(913) 647-0158, Phone

(913) 647-0132, Fax
investorrelations@elecsyscorp.com

Media Inquiries Contact:	Mary Ann Roe
(913) 647-0158, Phone
(913) 982-5766, Fax
maryann.roe@elecsyscorp.com

Elecsys Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2010	2009	2010	2009
Sales	$4,667	$4,083	$17,028	$21,882
Cost of products sold	3,353	2,613	11,832	13,651
Gross margin	1,314	1,470	5,196	8,231

Selling, general and administrative expenses	1,270	1,399	6,013	6,766

Operating income (loss)	44	71	(817)	1,465

Financial income (expense):
Interest expense	(76)	(96)	(371)	(412)
Interest income	3	--	1	2
	(73)	(96)	(370)	(410)

Income (loss) before income taxes	(29)	(25)	(1,187)	1,055

Income tax (benefit) expense	(9)	45	(513)	378

Net income (loss)	$(20)	$(70)	$(674)	$677

Net income (loss) per share information:
Basic	$0.00	$(0.02)	$(0.19)	$0.21
Diluted	$0.00	$(0.02)	$(0.19)	$0.20

Weighted average common shares outstanding:
Basic	3,296	3,296	3,539	3,292
Diluted	3,296	3,296	3,539	3,438